SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.                )

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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CABOT CORPORATION

(Name of Registrant as Specified In Its Charter)

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January 28, 2004

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Cabot Corporation which will be held on Thursday, March 11, 2004 at 4:00 p.m. in the Amphitheater of the World Trade Center, 200 Seaport Boulevard, Boston, Massachusetts.

      Mailing of the enclosed Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card to you indicates that you were the beneficial owner of shares of Cabot Corporation common stock on January 12, 2004, the record date for determining the persons eligible to vote at the Annual Meeting.

      Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided or, if your proxy card or voting instruction form so indicates, vote electronically via the Internet or telephone.

Sincerely,

KENNETT F. BURNES Chairman of the Board, President and Chief Executive Officer

Notice of Annual Meeting of Stockholders
to be held on March 11, 2004

      The Annual Meeting of Stockholders of Cabot Corporation, a Delaware corporation (the “Company”), will be held in the Amphitheater of the World Trade Center, 200 Seaport Boulevard, Boston, Massachusetts, on March 11, 2004, at 4:00 p.m. Eastern Standard Time, for the following purposes:

1.	To elect four persons to the Board of Directors of the Company for terms expiring in 2007; and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

      Only stockholders of record at the close of business on January 12, 2004, are entitled to receive notice of and to vote at the Annual Meeting. The transfer books of the Company will not be closed.

      It is important that your shares be represented and voted at the Annual Meeting. Stockholders are urged to vote their shares by one of the following methods whether or not they plan to attend the Annual Meeting:

•	vote over the Internet or by telephone using the instructions on the accompanying proxy card, if this option is available to you (please refer to your proxy card to determine if this option is available to you); or

•	complete, sign, date and return the accompanying proxy card in the enclosed, self-addressed envelope (the self-addressed envelope requires no postage if mailed in the United States).

      Stockholders may still vote in person if they attend the Annual Meeting.

      The Company’s 2003 Annual Report to Stockholders and Form 10-K are being mailed to stockholders with this Notice of Annual Meeting of Stockholders and Proxy Statement.

      A complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for ten days prior to the Annual Meeting, for any purpose germane to the Annual Meeting, during ordinary business hours at the offices of Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts.

      Please exercise your right to vote at your earliest convenient time.

By order of the Board of Directors,

Jane A. Bell

Secretary

Two Seaport Lane

Boston, Massachusetts
January 28, 2004

General Information
Item No. 1 -- Election of Directors
Certain Information Regarding Directors
Information on the Board of Directors and its Committees
Corporate Governance Matters and Communications with the Board
Governance and Nominating Committee Processes
Audit Committee Report
Independent Auditor Fees and Services
Beneficial Stock Ownership of Directors, Executive Officers and Persons Owning More than Five Percent of Common Stock
Executive Compensation
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Pension Plan Table
Employment Contracts and Termination of Employment and Change in Control Arrangements
Compensation Committee Report on Executive Compensation
Performance Graph
Certain Relationships and Related Transactions
Compliance with Section 16(a) of the Exchange Act
Future Stockholder Proposals
Annual Report on Form 10-K
Solicitation of Proxies
Miscellaneous
AUDIT COMMITTEE CHARTER

Cabot Corporation
Two Seaport Lane, Suite 1300
Boston, Massachusetts 02210-2019

Proxy Statement

Mailed on or about January 28, 2004, for
Annual Meeting of Stockholders
to be held on March 11, 2004

General Information

      This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation by and on behalf of the Board of Directors of Cabot Corporation, a Delaware corporation (the “Company”), for use at the 2004 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 4:00 p.m., Eastern Standard Time, on Thursday, March 11, 2004, in the Amphitheater of the World Trade Center, 200 Seaport Boulevard, Boston, Massachusetts, and at any adjournment or postponement of the Annual Meeting. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about January 28, 2004.

      Stockholders attending the Annual Meeting may vote their shares in person even though they have already given a proxy. Properly executed proxies not revoked will be voted in accordance with the specifications thereon at the Annual Meeting and at any adjournment or postponement thereof. You may revoke your proxy at any time prior to its use by a written communication to Jane A. Bell, Secretary of the Company, by a duly executed proxy bearing a later date received prior to the closing of the polls or by attending the Annual Meeting and voting in person. Proxies will also be considered voting instructions by participants in employee benefit plans of the Company and a former subsidiary of the Company with respect to shares of the Company’s common stock and convertible preferred stock held for such participants by the trustees of such plans.

      Only stockholders of record as of the close of business on January 12, 2004, are entitled to vote at the Annual Meeting. As of that date, the Company had outstanding 61,625,334 shares of common stock, par value $1.00 per share (“Common Stock”), and 51,880 shares of Series B ESOP convertible preferred stock, par value $1.00 per share (“Convertible Preferred Stock”). Each share of Common Stock is entitled to one vote and each share of Convertible Preferred Stock is entitled to 146.3782 votes. State Street Bank and Trust Company, the trustee of the Convertible Preferred Stock portion of the Cabot Corporation Retirement Savings Plan (the “Savings Plan”), is the record owner of all of the shares of Convertible Preferred Stock. The Vanguard Fiduciary Trust Company, the trustee of the Common Stock portion of the Savings Plan, is the record owner of all of the shares of Common Stock held by the Savings Plan. Each Trustee is entitled to vote such shares in accordance with instructions from participants in, and the terms of, the Savings Plan.

      A quorum for the election of directors and the consideration of such other business as may properly be presented to the Annual Meeting consists of a majority in interest of all shares of Common Stock and Convertible Preferred Stock outstanding and entitled to vote at the Annual Meeting, considered as a single class. Directors are elected by a plurality of the votes properly cast. Votes withheld for a nominee for election as a director or abstentions, although considered present at the Annual Meeting for the purpose of determining a quorum, will not be treated as votes cast and thus will have no effect on the outcome of the voting.

      There is no provision for cumulative voting.

      The Company’s independent auditor is PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Electronic Delivery of Future Stockholder Communications

      The Company is pleased to offer its stockholders the opportunity to receive stockholder communications electronically. By signing up for electronic delivery of documents, such as the Annual Report to Stockholders and the Proxy Statement, you can receive stockholder communications as soon as they become available without waiting for them to arrive in the mail. Signing up for electronic delivery also reduces the number of bulky documents in your mail, conserves natural resources and reduces the Company’s printing and mailing costs. If you vote over the Internet, you will be able to sign up for electronic delivery of future stockholder communications at that time. Your enrollment will be effective until cancelled. If you have questions about electronic delivery, please contact the Company’s Investor Relations department.

Item No. 1 — Election of Directors

      At the Annual Meeting, Kennett F. Burnes, John S. Clarkeson, Roderick C.G. MacLeod, and Ronaldo H. Schmitz will be nominated for election to the class of directors whose terms expire in 2007. All of the nominees are currently directors of the Company and were elected by the stockholders at previous Annual Meetings. The Board of Directors expects that all of the nominees will be available for election but, if any of the nominees is not so available at the time of the Annual Meeting, proxies received will be voted for substitute nominees to be designated by the Board of Directors or, if no such designation is made by the Board, proxies will be voted for a lesser number of nominees. In no event will the proxies be voted for more than four nominees.

     Certain Information Regarding Directors

      Set forth below, as of December 31, 2003 (unless otherwise indicated), for each director of the Company, is information regarding the director’s age, position(s) with the Company, membership on committees of the Company’s Board of Directors, the period during which the director has served as a director and the director’s term of office, family relationship with any other director or executive officer of the Company, business experience during at least the past five years, and other directorships in companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) and similar positions held by the director.

Kennett F. Burnes
Age: 60
Position: Chairman, President and Chief Executive Officer
Committee Membership: Executive (Chair)
Director since: 1992
Term of Office Expires: 2004 (Nominee for Election)
Business Experience:
Cabot Corporation:
  Chairman and Chief Executive Officer — 2001 to present
  President — 1995 to present
  Chief Operating Officer — 1996 to 2001
  Executive Vice President — 1988 to 1995

Directorships:
State Street Corporation
State Street Bank and Trust Company

John G.L. Cabot (1)
Age: 69
Committee Memberships: Audit and Governance and Nominating
Director since: 1963
Term of Office Expires: 2006
Business Experience:
Cabot Corporation:
  Vice Chairman of the Board — 1988 to 1995
  Chief Financial Officer — 1992 to 1995

Directorships:
Cabot Oil & Gas Corporation
Eaton Vance Corp.

John S. Clarkeson
Age: 61
Committee Memberships: Compensation (Chair), Executive and Safety, Health and Environmental Affairs
Director since: 1998
Term of Office Expires: 2004 (Nominee for Election)
Business Experience:
The Boston Consulting Group, Inc. (management consulting):
  Co-Chairman of the Board — January 2004 to present
  Chairman of the Board — 1998 to January 2004
  Chief Executive Officer and President — 1986 to 1997

Directorships:
The Boston Consulting Group, Inc.

Arthur L. Goldstein
Age: 68
Committee Memberships: Audit and Governance and Nominating
Director since: 1995
Term of Office Expires: 2005
Business Experience:
Ionics, Incorporated (water purification):
  Chairman of the Board — 1990 to present
  President and Chief Executive Officer — 1971 to June 2003

Directorships:
Ionics, Incorporated
State Street Corporation
State Street Bank and Trust Company

Gautam S. Kaji
Age: 62
Committee Memberships: Compensation and Safety, Health and Environmental Affairs
Director since: 1998
Term of Office Expires: 2005
Business Experience:
World Bank:
  Managing Director, Operations and Chairman, Loan Committee, World Bank Group in Asia and Africa — 1994 to 1997
  Regional Vice President, East Asia and Pacific, World Bank — 1991 to 1994

Directorships:
Centennial Group, Inc.
HCL Perot Systems Inc.
Infrastructure Development Finance Co.
Synergy Power Co.

Roderick C.G. MacLeod (1)
Age: 53
Committee Memberships: Audit and Safety, Health and Environmental Affairs
Director since: 1998
Term of Office Expires: 2004 (Nominee for Election)
Business Experience:
St. Martins Finance Ltd (private equity investment company):
  Co-founder and Principal — 1985 to present
Waverley Investments Ltd. (private equity investment company):
  Co-founder and Principal — 1999 to present

Directorships:
BNB Resources plc
E.I.E.C. S.A.
Oxford Forecasting Services Ltd.
Waverley Investments (UK) Ltd.

John H. McArthur
Age: 69
Lead Director
Committee Memberships: Compensation, Executive, and Governance and Nominating (Chair)
Director since: 1990
Term of Office Expires: 2005
Business Experience:
World Bank:
  Senior Advisor to the President, World Bank Group — 1995 to present
Harvard University:
  Dean of Graduate School of Business Administration — 1980 to 1995

Directorships:
The AES Corporation
BCE Inc.
BCE Emergis, Inc.
Bell Canada
GlaxoSmithKline plc
HCA Incorporated
Koç Holdings A.S.
Reuters Founders Share Company Ltd. (Trustee)
Rohm and Haas Company
Telsat Canada

John F. O’Brien
Age: 60
Committee Memberships: Audit (Chair) and Governance and Nominating
Director since: 1990
Term of Office Expires: 2006
Business Experience: Retired CEO Allmerica Financial Corporation
Allmerica Financial Corporation (holding company):
  President and Chief Executive Officer — 1995 to 2002 (retired)
Allmerica Investment Trust (investment company):
  Chairman of the Board — 1989 to 2002
Allmerica Securities Trust (investment company):
  Chairman of the Board — 1989 to 2002

Directorships:
ABIOMED, Inc.
LKQ Corporation
The TJX Companies, Inc.

Ronaldo H. Schmitz
Age: 65
Committee Memberships: Compensation and Safety, Health and Environmental Affairs
Director since: 2001
Term of Office Expires: 2004 (Nominee for Election)
Business Experience: Former Executive Director Deutsche Bank Group
Deutsche Bank AG (banking):
  Member of the Group Board — 1991 to 2000 (retired)
  Executive Vice President — 1990
BASF AG:
  Member of the Board of Managing Directors — 1980 to 1990

Directorships:
GlaxoSmithKline plc
Legal & General Group plc
Rohm and Haas Company

Lydia W. Thomas
Age: 59
Committee Memberships: Audit and Safety, Health and Environmental Affairs (Chair)
Director since: 1994
Term of Office Expires: 2006
Business Experience:
Mitretek Systems, Inc. (research and development for public interest):
  President and Chief Executive Officer — 1996 to present
  Senior Vice President and General Manager — 1996
The MITRE Corporation, Center for Environment, Resources and Space:
  Senior Vice President and General Manager — 1992 to 1996
  Vice President — 1989 to 1992
  Technical Director — 1982 to 1989

Directorships:
Charles Stark Draper Laboratory Inc. (Member)
United States Energy Association

Mark S. Wrighton
Age: 54
Committee Memberships: Compensation and Safety, Health and Environmental Affairs
Director since: 1997
Term of Office Expires: 2006
Business Experience:
Washington University in St. Louis:
  Chancellor and Professor of Chemistry — 1995 to present
Massachusetts Institute of Technology:
  Provost — 1990 to 1995
  Head of Department of Chemistry — 1987 to 1990

Directorships:
A.G. Edwards, Inc.
Helix Technology Corporation
Ionics, Incorporated

(1)	Roderick C.G. MacLeod’s spouse is a first cousin once removed of John G.L. Cabot.

Information on the Board of Directors and its Committees

General

      The Company’s Board of Directors held six meetings during the 2003 fiscal year. The Board has five standing Committees: Audit Committee, Compensation Committee, Executive Committee, Governance and Nominating Committee and Safety, Health and Environmental Affairs Committee (the “SH&E Committee”). Membership on each Committee is listed above under the directors’ names. The Audit, Compensation, Governance and Nominating, and SH&E Committees are presently composed entirely of independent directors. The Executive Committee is presently composed of Mr. Burnes, an employee director, and two independent directors.

Board Committees

      The Audit Committee assists the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of the Company’s internal audit function. The Audit Committee is responsible for appointing, replacing, compensating and overseeing the Company’s independent auditor. The Committee also approves the arrangements for and reviews the results of the auditors’ examination of the Company’s books and records and reviews the activities and recommendations of the Company’s internal auditors. The Committee discusses the Company’s annual audited financial statements and quarterly financial statements with management and the Company’s independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the Company’s earnings press releases. It also reviews the Company’s accounting policies, risk assessment and risk management policies, control systems and compliance activities. In carrying out its oversight responsibilities, the Audit Committee relies on the expertise and knowledge of management, the internal auditors, and the independent auditor. The Audit Committee operates under a written charter that was amended by the Company’s Board of Directors in January 2004, a copy of which is attached to this Proxy Statement as Appendix A. The Audit Committee met eleven times during the 2003 fiscal year. The Report of the Audit Committee is included in this Proxy Statement under the heading “Audit Committee Report.”

      The primary responsibilities of the Compensation Committee are to (i) approve the corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluate the CEO’s performance and approve the CEO’s salary and incentive compensation; (ii) establish policies applicable to the compensation, severance or other remuneration of the employees of the Company who are designated as senior management, review and approve performance measures and goals under incentive compensation plans applicable to such employees, and approve their salaries, annual short-term and long-term incentive awards, any severance payments and any other remuneration; (iii) review the aggregate amount of bonuses to be paid to participants in the Company’s annual short term incentive plan; and (iv) administer the Company’s incentive compensation plans, equity-based plans and supplemental benefits arrangements, which includes approving the aggregate number of stock awards granted under the Company’s long-term incentive program. The specific responsibilities and functions of the Compensation Committee are identified in the Committee’s charter, which will be posted on the Company’s website (www.cabot-corp.com) under the “Governance” caption. The Compensation Committee met three times and took action by written consent three times during the 2003 fiscal year.

      The Executive Committee reviews and, where appropriate, approves corporate action with respect to the conduct of the Company’s business between Board of Directors meetings. Actions taken by the Executive Committee are regularly reported to the Board at its next meeting. The Executive Committee took action by written consent once during fiscal year 2003.

      The Governance and Nominating Committee is charged primarily with (i) developing and recommending to the Board corporate governance policies and procedures; (ii) identifying individuals qualified to become directors of the Company; (iii) recommending director candidates to the Board to fill vacancies and to stand for election at the annual meeting of stockholders; (iv) recommending committee assignments; (v) leading the annual review of the Board’s performance; and (vi) recommending compensation and benefit policies for the Company’s directors. The specific responsibilities and functions of the Governance and Nominating Committee are identified in its charter, which will be posted on the Company’s website under the “Governance” caption. The Nominations Committee met three times during the 2003 fiscal year.

      The SH&E Committee reviews all aspects of the Company’s safety, health and environmental management programs and performance. In particular, the Committee reviews the Company’s environmental reserve, risk assessment and management processes, environmental and safety audit reports, performance metrics, performance as benchmarked against industry peer groups, assessed fines or penalties, site security and safety issues, health and environmental training initiatives, and the Company’s safety, health and environmental budget and capital expenditures. The Committee consults with the Company’s internal and outside safety, health and environmental advisors regarding these programs. The SH&E Committee charter will be posted on the Company’s website under the “Governance” caption. The SH&E Committee met three times during the 2003 fiscal year.

Board Compensation

      Directors who are not employees of the Company receive an annual cash retainer that is payable quarterly, an annual grant of the Company’s Common Stock pursuant to the Company’s Non-Employee Directors’ Stock Compensation Plan, and a per meeting fee for attending each Board and each Committee meeting of which they are a member. Committee chairs receive an additional annual retainer, payable quarterly. During fiscal year 2003, the Governance and Nominating Committee and the full Board reviewed the Company’s non-employee director compensation, which had not been increased in ten years. The Board voted to increase, effective April 1, 2003, the quarterly cash retainer paid to non-employee directors from $3,500 to $5,000; the Board and Committee meeting fees from $1,200 to $1,700 per meeting; the quarterly Committee chair fees for all Committee chairs other than the Audit Committee chair from $500 to $1,000; and the quarterly Audit Committee chair fees to $2,500. The Board also voted to amend the Non-Employee Directors’ Stock Compensation Plan to increase the number of shares of Common Stock granted annually to non-employee directors from 1,600 shares to 2,000 shares. Employee directors of the Company receive no additional compensation for their duties as directors. All directors were also reimbursed for travel expenses incurred for attending all Board and Committee meetings and were covered by the Company’s travel accident insurance policy.

      Under the Cabot Corporation Deferred Compensation Plan, directors are permitted to defer receipt of their cash retainer and Board and Committee meeting fees for a period of at least three years or until they leave the Board of Directors. For calendar year 2004, two of the Directors have elected to defer their cash retainer and meeting fees in accordance with this plan. Such deferred amounts are accrued in a memorandum account and, at the Director’s choice, either (i) credited with interest at a rate equal to Moody’s Corporate Bond Rate, or (ii) treated as invested in phantom stock units, based on the market price of shares of Cabot Common Stock at the time of deferral, with phantom dividends being accrued and treated as if reinvested in phantom stock units. In January 2003, the Board of Directors authorized an amendment to the Non-Employee Directors’ Stock Compensation Plan to permit deferral of the receipt of shares issued pursuant to that plan, beginning in January 2004. The plan, as amended, permits deferral of the receipt of the shares until retirement from the Board or other termination of services at which time the shares would be issued to the director either in one issuance or in installments over a period of up to ten years. Dividends that would otherwise be payable on deferred shares accrue in a memorandum account and are credited with interest at a rate equal to the Moody’s Corporate Bond Rate. Two of the Directors have elected to defer their 2004 stock awards in accordance with this policy.

      All incumbent directors attended at least 75% of the meetings of the Board and of their respective Committees held while they were members during the 2003 fiscal year.

Board Retirement Policy

      The Board of Directors has adopted a retirement policy for non-employee directors that requires each director who is not an employee of the Company to submit his or her resignation to the Chairman of the Board prior to, and effective at, the Annual Meeting of Stockholders of the Company next following the calendar year of (i) such director’s seventieth birthday, in the case of a director first elected to the Board prior to his or her sixtieth birthday, or (ii) such director’s seventy-second birthday, in the case of a director first elected to the Board on or after his or her sixtieth birthday.

      The Board of Directors has also adopted a retirement policy for employee directors that requires each employee director to submit his or her resignation to the Chairman of the Board or, in the case of the Chairman of the Board, to the Board of Directors, (i) prior to and, if accepted, effective at the Annual Meeting of Stockholders following the calendar year of such director’s sixty-fifth birthday, or (ii) if the director ceases to be an employee of the Company prior to such annual meeting, then no later than the date of and, if accepted, effective upon the termination of such director’s employment with the Company. Each resignation submitted pursuant to this policy shall specifically state that the resignation is to be effective only upon acceptance by the Board of Directors. In each such case, the Governance and Nominating Committee shall consider the matter and make a recommendation to the Board. If a resignation submitted pursuant to this policy is not accepted, the employee director shall no longer be subject to this policy and, instead, shall be subject to the non-employee directors’ retirement policy.

Corporate Governance Matters and Communications with the Board

      Over the past year, the Governance and Nominating Committee and Board undertook a comprehensive review of the Company’s governance practices, committee charters and overall governance structure in light of the Sarbanes-Oxley Act of 2002 and new rules adopted by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). In January 2004, the Board approved Corporate Governance Guidelines for the Company, which document many pre-existing policies and practices of the Company and also address issues responsive to the Sarbanes-Oxley Act and the new SEC and NYSE rules. The Governance Guidelines, which will be posted on the Company’s website under the “Governance” caption, address the following matters, among others: director qualifications, Board Committees, director retirement, director compensation, Board performance evaluations, the conduct of Board and Committee meetings, access to senior management, CEO evaluation and succession planning. The Guidelines also contain categorical standards, which are consistent with the standards set forth in the NYSE listing standards, to assist the Board in determining the independence of the Company’s directors. The Board has determined that each director except Mr. Burnes meets the standards regarding independence set forth in the Guidelines and is free of any relationship that would interfere with his or her individual exercise of independent judgment.

      In March 2003, the Board selected Mr. McArthur to serve as the lead director. As such, Mr. McArthur is responsible for setting the agenda for executive sessions of non-management or independent directors and presiding at such meetings.

      The Board of Directors maintains a process for stockholders and interested parties to communicate with the Board, including the lead director. Stockholders may e-mail, call or write to the Board, as more fully described on the Company’s website under the “Governance” caption.

      Recognizing that director attendance at the Company’s Annual Meeting can provide the Company’s stockholders with an opportunity to communicate with Board members about issues affecting the Company, the Company actively encourages its directors to attend the Annual Meeting of Stockholders. In 2003, all of the Company’s directors attended the Annual Meeting.

Governance and Nominating Committee Processes

      The Governance and Nominating Committee (the “Nominating Committee”) is comprised of four non-employee directors all of whom are independent under NYSE listing standards. The Nominating Committee identifies, investigates and recommends possible directors to the Board with the goal of creating a balance of knowledge, experience and diversity. Generally, the Governance and Nominating Committee identifies candidates through the business and other organization networks of the directors and management. Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board and the evolving needs of the Company’s businesses. It is the Board’s policy that at all times at least a majority of its members meet the standards of independence promulgated by the NYSE and the SEC and as set forth in the Company’s Corporate Governance Guidelines, and that all members reflect a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership and corporate governance, and the specialty chemicals and related industries sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending all Board and applicable committee meetings. Currently and historically, two Board members have been members of the extended Cabot family because of the family members’ historical stock ownership in the Company.

      The Nominating Committee will consider director candidates recommended by stockholders in accordance with the procedures set forth in the Company’s by-laws. Those procedures require a stockholder to notify the Company’s Secretary of a proposed nominee not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders. The notice to the Secretary should include the following:

•	the nominee’s name, age and address;

•	the nominee’s principal occupation or employment;

•	the class and number of shares of the Company, if any, owned by the nominee;

•	the name and address of the stockholder as they appear on the Company’s books;

•	the class and number of shares of Company stock owned by the stockholder as of the record date for the annual meeting (if this date has been announced) and as of the date of the notice;

•	the dates on which the stockholder acquired stock in the Company and documentary support for his or her beneficial ownership;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	a description of all arrangements or understandings between the stockholder and the nominee; and

•	any other information regarding the nominee or stockholder that would be required to be included in a proxy statement relating to the election of directors.

      Candidates recommended by the Company’s stockholders are evaluated on the same basis as candidates recommended by the Company’s directors, CEO, other executive officers, third party search firms or other sources.

Audit Committee Report

      The Audit Committee of the Company’s Board of Directors is comprised of five non-employee directors. The Board has determined that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and expertise. In addition, the Board has determined that all members of the Committee are audit committee financial experts as defined by SEC rules. The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee, which was last amended in January 2004. The amended charter is attached to this proxy statement as Appendix A. The duties and responsibilities of the Audit Committee are also described above under the heading “Information on the Board of Directors and its Committees — Board Committees.” One of its primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements. The following report summarizes certain of the Committee’s activities in this regard during fiscal year 2003.

Review of Audited Financial Statements with Management

      The Audit Committee reviewed and discussed the audited financial statements with the management of the Company.

           Review of Financial Statements and Other Matters with Independent Auditor

      The Audit Committee discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as it may be modified or supplemented. The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as it may be modified or supplemented, and discussed with the independent auditor the independent auditor’s independence.

Recommendation that Financial Statements be Included in Annual Report

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 for filing with the Securities and Exchange Commission.

January 28, 2004

John F. O’Brien (Chair)

John G. L. Cabot
Arthur L. Goldstein
Roderick C. G. MacLeod
Lydia W. Thomas

Independent Auditor Fees and Services

      The Audit Committee engaged PricewaterhouseCoopers LLP (“PwC”) to perform an annual audit of the Company’s financial statements for the fiscal year ended September 30, 2003 and in November 2003, voted to appoint PwC to perform the annual audit of the Company’s financial statements for fiscal year 2004. The following table presents fees billed by PwC for professional services in fiscal years 2002 and 2003:

Services Rendered	Fiscal 2003	Fiscal 2002

Audit Fees	$2,100,000	$1,500,000
Audit-Related Fees	$100,000	$300,000
Tax Fees	$800,000	$1,100,000
All Other Fees	$0	$200,000

      The audit fees are fees paid to PwC for professional services for the audit of the Company’s consolidated financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, or for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

      The audit-related fees for fiscal years 2002 and 2003 consisted principally of audits of employee pension and other benefit plans, internal control consultations, technical consultations on financial accounting and reporting matters, other assistance with statutory financial reporting, and, for 2002, due diligence.

      Tax fees for fiscal years 2002 and 2003 consisted principally of international tax planning, consultations regarding compliance and other tax matters; assistance with certain foreign tax authority examinations; state and local tax planning; review of the Company’s U.S. federal income tax return; and advice and assistance with respect to transfer pricing matters.

      All other fees for fiscal year 2002 consisted primarily of non-audit services related to internal audit services.

      In May 2003, the Audit Committee approved a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided by PwC to the Company. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that PwC’s independence is not impaired; describes the audit, audit-related, tax and other services that may be provided and the non-audit services that may not be performed; and sets forth pre-approval requirements for all permitted services. Under the policy, at the beginning of each fiscal year a schedule is presented to the Audit Committee outlining the types of services that are likely to be performed during the year. Two types of limitations are included in the schedule: an annual limitation that is an annual aggregate pre-approved fee limitation for each service that might be performed by PwC before the Audit Committee would need to be re-engaged for approval and a per-project limitation ($250,000 for fiscal year 2003 and $50,000 for fiscal year 2004), that provides that notwithstanding the annual limitation, Audit Committee approval is required if any project or series of related projects exceeds or is expected to exceed a specified threshold. In addition, for fiscal year 2004, a quarterly fee limitation has been added to the policy that provides that any aggregation of individual projects with projected fees in excess of $150,000 for any quarter, except for categories with specific fee limitations, shall be subject to additional Audit Committee approval. To ensure compliance with the policy, a detailed report outlining all fees incurred year-to-date for audit-related, tax and other non-audit approved services provided by PwC is presented to the Audit Committee on a quarterly basis.

Beneficial Stock Ownership of Directors, Executive Officers and Persons Owning More than Five Percent of Common Stock

      The following table sets forth the number of shares of the Company’s Common Stock beneficially owned on November 28, 2003 (unless otherwise indicated) by each person known by the Company to own beneficially more than 5% of its Common Stock (based solely upon Schedule 13Gs for the year ended December 31, 2002 filed by such persons), by each director of the Company, by each executive officer named in the Summary Compensation Table below, and by all directors and executive officers as a group.

	Voting Power		Investment Power		Total
					Number of		Percent of
Name	Sole	Shared	Sole	Shared	Shares(1)		Class

Holders of More than Five

Percent of Common Stock

AXA Financial, Inc. (and related entities)
1290 Avenue of the Americas
New York, NY	2,781,883	599,093	5,123,887	–0–	5,123,887		8.3%
Franklin Resources, Inc. (and advisory subsidiaries)
One Franklin Parkway
San Mateo, CA	3,355,958	–0–	3,902,541	–0–	3,902,541		6.3%

Directors and Executive Officers

Brian A. Berube	44,121	–0–	44,121	–0–	44,121		*
William J. Brady	140,284	–0–	140,284	–0–	140,284		*
Kennett F. Burnes	797,699	–0–	797,699	–0–	797,699	(2)	1.3%
John G.L. Cabot	1,768,408	742,839	1,768,408	742,839	2,511,247	(3)	4.1%
John S. Clarkeson	9,000	2,000	9,000	2,000	11,000		*
Arthur L. Goldstein	13,000	–0–	13,000	–0–	13,000		*
Gautam S. Kaji	8,200	–0–	8,200	–0–	8,200		*
Roderick C.G. MacLeod	9,000	35,100	9,000	35,100	44,100		*
John H. McArthur	8,743	–0–	8,743	–0–	8,743		*
William P. Noglows(4)	163	–0–	163	–0–	163		*
John F. O’Brien	21,600	–0–	21,600	–0–	21,600		*
Thomas H. Odle	114,411	–0–	114,411		114,411		*
Ronaldo H. Schmitz	4,000	–0–	4,000	–0–	4,000		*
John A. Shaw	97,510	–0–	97,510	–0–	97,510		*
Lydia W. Thomas	14,400	–0–	14,400	–0–	14,400		*
Mark S. Wrighton	10,600	–0–	10,600	–0–	10,600		*
All directors and executive officers as a group (17 persons)**	3,188,978	779,939	3,188,978	779,939	3,968,917	(5)	6.4%

*	Less than one percent.

**	Does not include the holdings for William Noglows, whose employment with the Company terminated effective August 8, 2003.

(1)	For the executive officers of the Company, the number includes, as applicable (a) shares of Common Stock held for their benefit by The Vanguard Fiduciary Trust Company, the trustee of the Common Stock portion of the Savings Plan, representing Company contributions accrued as of November 28, 2003, (b) shares of Common Stock issuable upon conversion of Convertible Preferred Stock held for their benefit by State Street Bank and Trust Company, trustee of the Convertible Preferred Stock portion of the Savings Plan, and (c) shares of Common Stock that may be acquired within 60 days of November 28, 2003 upon the exercise of stock options. The shares of Common Stock allocated to the accounts of named participants in the Savings Plan constitute less than 1% of the Common Stock of the Company and the shares of Convertible Preferred Stock allocated to the accounts of named participants in the Savings Plan constitute less than 1% of the Convertible Preferred Stock of the Company. The Savings Plan has two components, a 401(k) plan with a Company matching contribution and an employee stock ownership plan.

(2)	Includes 96,957 shares of Common Stock that Mr. Burnes has the right to acquire upon the exercise of stock options.

(3)	Mr. Cabot disclaims beneficial ownership of the 742,839 shares over which he has shared voting and investment power.

(4)	For Mr. Noglows, the beneficial ownership information is as of December 31, 2003.

(5)	Shares of Common Stock shown as being beneficially owned by directors and executive officers as a group include: (i) 96,957 shares that such individuals have the right to acquire upon the exercise of stock options; (ii) 28,849 shares held for their benefit by The Vanguard Fiduciary Trust Company, as trustee of the Common Stock portion of the Savings Plan; (iii) 39,230 shares (issuable upon conversion of 269 shares of Convertible Preferred Stock) held for their benefit by the State Street Bank and Trust Company, as trustee of the Convertible Preferred Stock portion of the Savings Plan; and (iv) 742,839 shares of Common Stock as to which beneficial ownership is disclaimed.

Executive Compensation

Summary Compensation Table

      The Summary Compensation Table provides certain compensation information for the last three years with respect to the Chief Executive Officer of the Company, the four other most highly compensated executive officers of the Company who were employed by the Company on September 30, 2003, and one executive officer who would have been among the most highly compensated but for the fact that he was not serving as an officer at the end of the Company’s fiscal year. The information includes base salaries, bonuses and long-term compensation grants made to each such executive officer in or with respect to those years as well as information regarding the value of certain other compensation reportable for such executive officers.

Summary Compensation Table

				Long-term Compensation
				Awards

		Annual Compensation
					Securities	All Other
					Underlying	Compensation
Name and Principal		Salary	Bonus	Restricted	Options/SARS
Position	Year	($)	($)	Stock($)(1)	(#)	($)(2)

Kennett F. Burnes	2003	$758,750	$500,000	$2,352,000	—	$226,510
Chairman, President and	2002	$725,000	$600,000	$2,032,800	—	$326,298	(3)
Chief Executive Officer	2001	$662,500	$800,000	$2,685,100	—	$133,399

William P. Noglows	2003	$385,961	—	—	—	$740,431	(4)
Former Executive Vice	2002	$450,000	$140,000	$924,000	—	$114,938
President	2001	$420,833	$400,000	$1,220,500	—	$62,964

John A. Shaw	2003	$350,000	$90,000	$588,000	—	$61,306
Executive Vice	2002	$350,000	$110,000	$1,553,175	—	$33,445	(5)
President	2001	—	—	—	—	—

William J. Brady	2003	$337,211	$150,000	$490,000	50,000	$60,467
Executive Vice	2002	$325,000	$150,000	$646,800	—	$69,620
President	2001	$281,250	$225,000	$854,350	—	$40,619

Thomas H. Odle	2003	$275,000	$150,000	$784,000	—	$53,089
Vice President	2002	$275,000	$140,000	$646,800	—	$72,018
	2001	$245,833	$300,000	$610,250	—	$36,889

Brian A. Berube	2003	$236,500	$90,000	$245,000	—	$37,744
Vice President and	2002	$220,000	$60,000	$175,560	—	$39,085
General Counsel	2001	$200,833	$70,000	$219,690	—	$34,176

(1)	The value of the shares of restricted stock set forth in the Table was determined based upon the fair market value of such shares on the date of grant, as reported on the New York Stock Exchange Composite Transactions($34.87 for grants made on May 10, 2001, $26.40 for grants made on May 9, 2002, and $28.00 for grants made on May 8, 2003) less the amount paid by the named executive officer to the Company for such shares. The named executive officers were granted the following shares of restricted stock in May 2003 under the Company’s 1999 Equity Incentive Plan: Mr. Burnes: 120,000 shares; Mr. Shaw: 30,000 shares; Mr. Brady: 25,000 shares; Mr. Odle: 40,000 shares; and Mr. Berube: 12,500 shares. In addition, Mr. Shaw received a grant of 30,000 shares of restricted stock on January 2, 2002, the value of which was determined based upon the fair market value of such shares on the date of grant ($35.05) less the amount he paid to the Company for such shares.

Except for the special incentive grants discussed below and where otherwise noted, the shares of restricted stock the values of which are set forth in the Table vest, in their entirety, three years from the date of grant. In accordance with the Company’s 2001, 2002 and 2003 long-term incentive compensation programs under the Company’s 1999 Equity Incentive Plan, each of the named executive officers paid to the Company 30% of the fair market value on the date of grant of the shares of stock awarded to them in 2001, 2002 and 2003. All of the funds for the payment for restricted stock purchased in 2001 by the named executive officers were borrowed from the Company under the Cabot Loan Program, which, until

2002, was available to all recipients of restricted stock grants. (See “Certain Relationships and Related Transactions” below.) Mr. Berube and Mr. Gormisky participated in the Cabot Loan Program in connection with their 2002 restricted stock grants, but repaid the borrowed funds and accrued interest prior to becoming executive officers of the Company in March 2003. None of the Company’s other executive officers participated in the Cabot Loan Program in connection with the 2002 long-term incentive compensation program and none of the Company’s executive officers participated with respect to the 2003 program. All participants under the Cabot Loan Program, including the named executive officers who participated in the Program in connection with the 2001 awards, are obligated to pay interest on the loans and to repay the funds borrowed. Interest on loans made in connection with 2001 awards accrues at a rate of 5.5% per annum. In addition, shares purchased with funds borrowed from the Company are pledged to the Company as collateral for the loans. The Table includes an award of 7,500 shares made to Mr. Shaw in January 2002 under the Company’s 1999 Equity Incentive Plan, one third of which vested immediately, one third of which vested in January 2003 and one third of which vested in January 2004. Cash dividends are paid on all shares of restricted stock, but are automatically applied to pay any accrued and unpaid interest on the related loan made under the Cabot Loan Program.

The value of the following shares of restricted stock awarded in May 2000 under the Company’s Equity Incentive Plans is not included in the Table: (a) 8,333 shares held by Mr. Brady; (b) 6,667 shares held by Mr. Odle; and (c) 3,333 shares held by Mr. Berube. In each case, the shares were issued without cost to the executive officer, one-half of the shares will vest in May 2004, and the remaining shares will vest in May 2005 so long as the executive officer is employed by the Company on such dates.

The number and value (calculated at fair market value on September 30, 2003, as reported on the New York Stock Exchange Composite Transactions ($28.51 per share), less the amount, if any, paid by the named executive officer) of all restricted stock of the Company held by the named executive officers on September 30, 2003 were as follows: Mr. Burnes: 340,000 shares ($6,663,600); Mr. Noglows: 0 shares ($0); Mr. Shaw: 92,500 shares ($1,831,975); Mr. Brady: 103,333 shares ($2,092,724); Mr. Odle: 106,667 shares ($2,166,376); and Mr. Berube: 34,333 shares ($704,454).

In addition to the long-term incentive grants, on November 9, 2000 (and thus included in compensation for fiscal year 2001), certain executive officers were awarded special incentive grants consisting of shares of restricted Common Stock in recognition of their contribution to transactions during the year which created value for the shareholders, including the spin-off of Cabot Microelectronics and the sale of the liquefied natural gas (“LNG”) business. The shares, which vested on June 1, 2001, so long as the recipient was an employee of the Company on that date, were granted without cost to the executive officers. In connection with this program, Mr. Burnes received 11,000 shares of the Company’s Common Stock and Mr. Noglows received 2,000 shares of the Company’s Common Stock. Based on the $23.375 per share closing price of the Company’s Common Stock on the date of grant, the value of the awards to Messrs. Burnes and Noglows was $257,125 and $46,750, respectively.

(2)	The information in the column headed “All Other Compensation” includes: (a) Company matching contributions to the Savings Plan, (b) accruals under the matching portion of the Supplemental Retirement Savings Plan for fiscal year 2003, (c) contributions to the ESOP portion of the Savings Plan and (d) accruals under the ESOP portion of the Supplemental Retirement Savings Plan (which became part of the Supplemental Retirement Savings Plan as of December 31, 2000) for fiscal year 2003 on behalf of the named executive officers.

The Supplemental Retirement Savings Plan was established by the Company to provide benefits to executive officers and other officers and managers of the Company in circumstances in which the maximum limits established under the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code (the “Code”) prevent participants in the Savings Plan from receiving some of the benefits provided under the Savings Plan. Mr. Burnes is entitled to receive an additional benefit under the ESOP portion of the Supplemental Retirement Savings Plan equal to the total benefit he would have accrued in the fiscal year under the ESOP portion of the Savings Plan if the ERISA and Code limitations were not applicable (with the result that in total he accrues two times the benefit). Accruals for this additional benefit to Mr. Burnes are included in the amounts shown above.

The Company provides executive officers and other managers, including the named executive officers, with death benefit protection in the amount of three times their salaries, including $50,000 of group life insurance coverage. No amount has been included in the column headed All Other Compensation for this benefit because no amount was accrued by the Company for the benefit and the benefit, other than the group life insurance (which is available to all employees in amounts determined by the level of their salaries), is not funded by insurance on the lives of any of the named executive officers. The Company’s cost of the program generally is funded by insurance on the lives of various other present and former employees of the Company. The value of this benefit, based upon the taxable income it would constitute if it were insurance, does not exceed $12,000 per year for any named executive officer.

(3)	The Company’s Proxy Statement for its 2003 Annual Meeting of Stockholders incorrectly reported “All Other Compensation” paid to Mr. Burnes in fiscal 2002 in the amount of $355,962. The correct amount is set forth in the Table.

(4)	Mr. Noglows’ employment with the Company terminated on August 8, 2003. “All Other Compensation” for Mr. Noglows includes (a) contributions and accruals of $65,431 under the Savings Plan and Supplemental Retirement Savings Plan described above in Note 2 and (b) a single lump-sum payment of $675,000 that Mr. Noglows received as severance pay pursuant to a severance agreement with the Company. Under this severance agreement, the Company also provided Mr. Noglows with a lump sum payment equal to four weeks of vacation days he had earned but not used; accelerated the vesting of 10,000 shares of restricted Cabot Common Stock issued without cost to Mr. Noglows on May 11, 2000, and of 2,805 shares of restricted Cabot Microelectronics Corporation common stock paid to him as a dividend on the foregoing Cabot restricted Common Stock; repurchased in accordance with the Company’s equity incentive program 50,000 shares of restricted stock for $396,000, the purchase price paid by Mr. Noglows relative to his 2002 long-term incentive award; repurchased 50,000 shares of restricted stock for $523,000, the purchase price paid by Mr. Noglows relative to his 2001 long-term incentive award; and agreed to pay the reasonable costs of executive outplacement services up to $60,000. Mr. Noglows’ severance agreement contains standard non-competition and release provisions.

(5)	This amount does not include a $300,000 relocation loan made by the Company to Mr. Shaw in January 2002 in connection with his relocation to Massachusetts.

Option Grants in Last Fiscal Year

Potential Realizable
Value at Assumed Annual
Rates of Stock Price
Appreciation for Option
Individual Grants					Term(1)

(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Number of	Percent of
	Securities	Total
	Underlying	Options
	Option	Granted to	Exercise or
	Granted	Employees in	Base Price	Expiration
Name	(#)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

William J. Brady	50,000	24%(2)	$28.00	5/8/2008	$386,794	$854,714

(1)	Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the five-year term. These values are calculated based on rules promulgated by the SEC and do not reflect any estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of Cabot Common Stock, the option holder’s continued employment through the option period and the date on which the options are exercised.

(2)	Beginning in fiscal year 2003, the Company’s executive officers were permitted to receive a portion of their long-term incentive compensation award in shares of purchased restricted stock and a portion in non-qualified stock options. Mr. Brady elected to receive 50% of the award made to him in 2003 in the form of stock options. As has been the case historically, in 2003 a significant majority of participants elected to purchase restricted stock and a relatively small number of participants elected to receive stock options.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth information with respect to the number of unexercised Cabot Corporation stock options held by each named executive officer on September 30, 2003, and the value of the unexercised in-the-money options at that date. The options held by Mr. Burnes were granted in 1999, vested immediately, and expire in November 2004. The options held by Mr. Brady were granted during fiscal year 2003, vest in May 2006, and expire in May 2008. No options were exercised by any named executive officer in 2003.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money
	Options at		Options at
	Fiscal Year End(#)		Fiscal Year-End($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Kennett F. Burnes	96,957	—	1,713,851	—
William J. Brady	—	50,000		25,500
William P. Noglows	—	—	—	—
Thomas H. Odle	—	—	—	—
John A. Shaw	—	—	—	—
Brian A. Berube	—	—	—	—

(1)	The value of unexercised in-the-money options at September 30, 2003 was determined by taking the difference between the fair market value of Cabot Common Stock on September 30, 2003 ($28.51 per share), as reported on the New York Stock Exchange Composite Transactions, and the option exercise price ($10.8336 per share for Mr. Burnes and $28.00 per share for Mr. Brady), multiplied by the number of shares underlying such options at that date. The values have not been realized and may not be realized. The options have not been exercised and may never be exercised. In the event the options are exercised, their value will depend upon the fair market value of the underlying Cabot Common Stock on the date of exercise.

Effective as of the close of business on Friday, September 29, 2000, the Company distributed to its shareholders all of its remaining shares of common stock of Cabot Microelectronics Corporation (“Cabot Microelectronics”). As a result of the spin-off, the Company adjusted the exercise price and the number of Cabot options outstanding at September 30, 2000 to maintain the same intrinsic value as prior to the spin-off. The stock option adjustment ratio was 1.742268, representing the Company’s Common Stock closing price prior to the spin-off ($31.6875) divided by the opening price of Cabot Common Stock after the spin-off ($18.1875). The number of outstanding stock options was increased by multiplying the number of options by the stock option adjustment ratio for each award, and the exercise price of outstanding stock options was decreased by dividing the exercise price by the stock option adjustment ratio for each award.

          Pension Plan Table

      Under the Cash Balance Plan (the “Plan”), for each year beginning with the Plan year commencing October 1, 1988, the Company provides participants, including the executive officers named in the Summary Compensation Table, with annual pay-based credits of 3% of eligible compensation during the first five years of service, 3.5% for the next five years and 4% after 10 years of service plus additional credits of 2% of earnings in excess of the Social Security Wage Base. All balances in the accounts of participants are credited with interest at the one-year U.S. Treasury bill rate determined as of November of the previous year until the participants commence receiving benefit payments. For the Plan year 2003, the interest rate was 1.49%. At retirement, participants eligible for benefits may receive the balance standing in their account in a lump sum or as a monthly pension having equivalent actuarial value. Benefits for service through September 30, 1988 are based on the Plan formula then in effect, and have been provided for through the purchase of a group annuity contract issued by an insurance company.

      The Pension Plan Table appearing below sets forth the estimated annual benefit payable to each of the individuals named in the Summary Compensation Table as a single life annuity at age 65 under the Plan and the supplemental cash balance plan (collectively the “CBP”). The supplemental cash balance plan was created by the Company to provide benefits to executive officers and other officers and managers of the Company in circumstances in which the maximum limits established under ERISA and the Code prevent participants from receiving some of the benefits provided under the Plan, which is a qualified plan. In addition to the supplemental benefit relating to such limits, Mr. Burnes accrued an additional benefit under the supplemental cash balance plan equal to the total benefit he would have accrued for the fiscal year under the Plan if such limitations were not applicable (with the result that in total he accrues two times the benefit). The amounts set forth in the following table assume that Messrs. Burnes, Shaw, Brady, Odle and Berube each continue to be employed by the Company until age 65 at his annual base salary at September 30, 2003 and with an annual bonus equal to the average of his annual bonuses for fiscal years 2001, 2002 and 2003. The definition of “compensation” in the Plan was amended effective July 1, 1996 to include bonuses. The projected benefits set forth in the table for the executive officers other than Mr. Noglows are based on account balances as of December 31, 2002, and the projected benefit for Mr. Noglows is based on his account balance on June 30, 2003.

      The Pension Plan Table below does not include amounts payable pursuant to the Company’s Savings Plan, the Supplemental Retirement Savings Plan or any post-retirement benefit plans.

Pension Plan Table

Executive Officer	Annual Benefit

Kennett F. Burnes	$214,000
John A. Shaw	$24,000
William J. Brady	$128,000
Thomas H. Odle	$89,000
Brian A. Berube	$76,000
William P. Noglows	$56,000

          Employment Contracts and Termination of Employment and Change in Control Arrangements

      None of the executive officers named in the Summary Compensation Table has an employment agreement with the Company.

      All of the executive officers named in the Summary Compensation Table participate in benefit plans sponsored by the Company including the CBP, the Savings Plan, the Supplemental Retirement Savings Plan,

the 1996 Equity Incentive Plan and the 1999 Equity Incentive Plan. Each of those plans provides that upon the occurrence of a change in control, any benefits granted or contributed by the Company for the benefit of participants, including those executive officers, will vest in such individuals.

      In January 1998, the Board of Directors approved the Cabot Corporation Senior Management Severance Protection Plan (the “Senior Management Plan”) and the Cabot Corporation Key Employee Severance Protection Plan (the “Key Employee Plan,” and together with the Senior Management Plan, the “Severance Plans”). Under the Severance Plans, in case of a change in control, a participant whose employment with the Company terminates within three years after the change in control other than for cause, disability, death or certain other specified reasons, is entitled to a severance benefit. Under the Senior Management Plan, the severance benefit is two times the participant’s annual cash compensation (salary plus bonus); under the Key Employee Plan, the severance benefit is equal to one times the participant’s annual cash compensation (salary plus bonus). To the extent a participant in either of the Severance Plans is entitled to severance benefits of the type provided under the Severance Plans under any other plan or program provided by the Company or its affiliates, or pursuant to any agreement with the Company or its affiliates, or by law, the provision of such other benefits counts toward the Company’s obligation to provide the benefits under the Severance Plans so that the benefits are not duplicative. In addition, a person who is a participant in both Severance Plans shall only receive benefits under the Senior Management Plan. Messrs. Burnes, Berube, Brady, Odle, and Shaw, as well as other senior officers of the Company, are participants in the Senior Management Plan. The Severance Plans were not adopted in response to any particular threat.

          Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors of Cabot Corporation is composed of five independent directors. It is responsible for, among other matters, establishing policies and approving performance measures and goals applicable to the compensation of the Company’s senior management, including the Company’s CEO; evaluating the CEO’s performance in light of the goals and objectives set for him; approving the compensation, including short and long-term incentive compensation awards, paid to members of the Company’s senior management; and administering the Company’s incentive compensation plans. The Committee regularly reviews the effectiveness of the Company’s executive compensation practices and annually obtains advice regarding trends in compensation practices and comparative benchmarking data from W.T. Haigh and Company, an outside compensation consultant retained by the Committee. The following is a report on the compensation philosophy of the Committee and its executive compensation activities relating to fiscal year 2003.

Executive Compensation Philosophy.

      The Committee’s philosophy is to compensate the Company’s executive officers based on factors described below in a range that is generally competitive with compensation paid by comparable companies. The objectives of the Committee’s executive compensation policies are to attract and retain highly qualified executives, motivate them to achieve the business objectives of the Company and link their long-term interests with those of the Company’s stockholders. The principal components of Cabot’s executive compensation are base salary, performance-based annual incentive payments and long-term incentive grants, and, in keeping with the Company’s compensation objectives, a material portion of the total compensation potentially payable to the Company’s executive officers is incentive or performance-based.

      Base Salary. Base salary is the foundation to which performance-based incentive compensation is added. An executive’s base salary is based primarily on base salaries for similar positions paid by comparable companies, taking into account the Company’s use of incentive compensation awards as part of an executive’s total compensation package. Accordingly, consistent with Cabot’s desire to create a performance-oriented environment through its compensation program, the Committee generally sets base salaries at or below mid-market, but in an amount such that, together with incentive compensation, the Company will be able to attract and retain key executives.

      Performance-Based Annual Incentive Payments. Cabot provides performance-based annual incentive compensation to certain of its executive officers pursuant to The Cabot Corporation Short-Term Incentive Compensation Plan (the “Short-Term Plan”). The Short-Term Plan operates to establish a maximum incentive compensation award payable to the participants under the Plan. Awards under the Short-Term Plan are intended to constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

      Subject to the terms and limitations established by operation of the Short-Term Plan, the Company provides the opportunity for annual incentive payment to all of its executive officers which are based on an evaluation of performance against objectives set at the beginning of each fiscal year and reviewed at its conclusion. These performance objectives include Company-wide, business unit and functional area goals, as well as individual performance goals.

      For 2003, the Company-wide performance goals considered by the Committee included the achievement of Company-wide revenue and profitability goals and other financial goals derived from the Company’s annual business plan, as well as non-financial goals set forth in the Company’s long-range plans and in continuous improvement plans established by the business units and functional areas of the Company. These included improvements in safety, health and environmental performance and the successful implementation of the Company’s ERP (enterprise resource planning) system and resulting cost improvements. In addition, the Company’s performance relative to that of its peer companies was assessed based on the following measures: (i) earnings-per-share; (ii) return-on-equity; (iii) return-on-assets; and (iv) total shareholder value return. The Committee evaluated the performance of the Company and its executive officers against the performance goals for the fiscal year, and, after considering the recommendations of the Company’s Chairman of the Board, President and Chief Executive Officer and the Vice President of Human Resources, established a short-term incentive compensation pool for all eligible employees and allocated amounts from the pool to the executive officers of the Company, including those who participated in the Short-Term Plan (but subject to the limitations of the Short-Term Plan).

      Long-Term Incentive Grants. Long-term incentive grants are primarily intended to retain executives and link the long-term interests of the executive officers with those of the stockholders. In fiscal year 2003, each long-term incentive grant to the executive officers involved a specific number of shares of Common Stock (the “Grant Number”) that the executive officer could elect either (i) to purchase as shares of restricted stock at 30% of the market price of such stock on the date of grant, or (ii) to receive as a non-qualified stock option for a number of shares of Cabot Common Stock equal to two times the Grant Number, exercisable at 100% of the market price of such stock on the date of the grant or (iii) a combination of restricted stock and stock options. Both the restricted stock and the stock options are subject to a three-year vesting period, and the benefits of both types of grants (other than dividends already paid on the restricted stock) are forfeited if the executive leaves the Company prior to the end of such three-year period for any reason other than death or disability, unless the Committee, in its sole discretion, determines otherwise. The Committee, after considering the recommendations of the Company’s Chairman of the Board, President and Chief Executive Officer and the Vice President of Human Resources, established a pool of shares issuable to all eligible employees pursuant to the long-term incentive compensation program and then allocated shares from the pool to the executive officers of the Company.

      The Committee evaluates executive officer compensation annually, based on the Committee’s review of each officer’s performance and expectations of such officer’s future performance. The Committee also takes into consideration the views of Mr. Burnes and other senior management colleagues of the performance of each executive officer. While the Committee evaluates and makes determinations concerning each executive officer’s base salary, short-term incentive compensation and long-term incentive compensation at different times of the year, each of these determinations is made in light of the executive officer’s performance and with a view to ensuring that such officer’s total compensation is competitive.

Chief Executive Officer’s Compensation

      The Committee reviews and approves the corporate goals and objectives of Mr. Burnes, the Chairman of the Board, Chief Executive Officer and President of the Company, evaluates his performance in light of those goals and objectives and determines Mr. Burnes’ compensation based on this evaluation.

      Base Salary. Mr. Burnes’ base salary during calendar year 2003 was $770,000. After careful review of pay practices at comparable companies and with consideration to Mr. Burnes’ individual performance and contributions to the continuing success and increased value of the Company, the Committee approved an increase in his salary effective January 1, 2004, to $810,000. Mr. Burnes’ new salary continues to be positioned somewhat below the mid-market base salary for CEO’s in comparable companies.

      Annual Incentive Payment. The Committee considered three areas of performance in determining Mr. Burnes’ annual incentive award: (i) Company-wide financial and non-financial goals; (ii) Company performance relative to peer companies; and (iii) leadership. The measures used for the first two areas were the same as those used for other executive officers as described above under the Performance-Based Annual Incentive Payments discussion. The factors considered in assessing leadership included: (i) overall leadership; (ii) strategic planning; (iii) financial objectives and results; (iv) innovation and change; (v) human resource development of leadership pool and succession planning; (vi) communications; (vii) external relations; and (viii) relations with the Board of Directors. To assist in evaluating Mr. Burnes’ performance, interviews were conducted with each member of the Company’s Operating Committee, which consists of certain members of senior management of the Company, by internal personnel and separately by a representative of W.T. Haigh and Company. The feedback from the interviews was compiled and presented to the Committee by W.T. Haigh and Company.

      Based on an evaluation of Mr. Burnes’ performance, the Committee awarded Mr. Burnes a $500,000 annual incentive payment. This award was below the maximum award established under the Company’s Short-Term Plan. While the Company met many of its goals during the fiscal year, it did not achieve all of the aggressive financial and non-financial measures that were set at the beginning of the year. The Company did, however, outperform most of its peer companies based on the pre-set measures described in this report.

      Long-Term Incentive Grant. In fiscal year 2003, Mr. Burnes received a grant of 120,000 shares of Cabot Common Stock. Mr. Burnes exercised his grant by purchasing shares of restricted stock. The grant was based on the Committee’s review of market long-term incentive practices at Cabot’s peer companies and with consideration to overall Company performance as well as Mr. Burnes’ leadership and continued contributions to the success of the Company.

One Million Dollar Cap on Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid by public companies to specified executive officers whose compensation, determined in accordance with Section 162(m), exceeds one million dollars in a particular year. In March 2001 in order to reduce the impact of Section 162(m), Cabot’s stockholders approved the Short-Term Plan, which is intended to comply with the requirements for tax deductibility under Section 162(m) with respect to the annual incentive payments made under the Plan. Compensation paid to Mr. Burnes and the other named executive officers, other than payments made under the Short-Term Plan, remain subject to the limitations of Section 162(m). In addition, the Company’s stock option grants to the Company’s executive officers also meet the requirements of Section 162(m). At present, the loss of deductions under Section 162(m) does not have a material impact on the Company. However, the Committee plans to review the issue from time to time.

January 28, 2004

John S. Clarkeson (Chair)

Gautam S. Kaji
John H. McArthur
Ronaldo H. Schmitz
Mark S. Wrighton

Performance Graph

      The following graph compares the cumulative five-year total stockholder return on Cabot Common Stock from September 30, 1999 through September 30, 2003, with the S&P 500 Stock Index, the S&P Midcap 400 Index, the S&P 500 Specialty Chemicals Index, the S&P 500 Chemicals Index and the S&P 400 Chemicals Index. The comparison assumes the investment of $100 on October 1, 1998 in the Company’s Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends. The stockholder return on Cabot Common Stock takes into account the distribution to Cabot stockholders on September 29, 2000 of ..28047 shares of common stock of Cabot Microelectronics Corporation for each share of Cabot Common Stock held.

Comparison of Five Year Cumulative Total Return

	Sept. 30, 1999	Sept. 30, 2000	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2003

Cabot Corporation	96.91	131.63	271.04	145.28	201.41
S&P 500 Stock Index	127.80	144.78	106.24	84.48	105.08
S&P Midcap 400 Index	125.50	179.73	145.58	138.74	175.94
S&P 500 Specialty Chemicals Index	119.31	88.51	104.77	116.76	129.38
S&P 500 Chemicals Index	107.09	85.61	93.98	94.65	111.15
S&P 400 Chemicals Index	94.41	82.04	95.28	96.59	102.69

Certain Relationships and Related Transactions

      In January 2002, the Company made a loan in the principal amount of $300,000 to John A. Shaw, Executive Vice President and Chief Financial Officer of the Company, in connection with his relocation to Boston, Massachusetts. While the loan is not interest-bearing, interest on the loan is imputed for income tax purposes at a rate of 4.4% per annum. Repayment of the loan is secured by a mortgage on real property owned by Mr. Shaw. Mr. Shaw is required to make principal payments on the loan equal to 50% (pre-tax) of any cash bonuses paid to him by the Company, plus 50% (pre-tax) of any increases in his salary. Unless otherwise accelerated pursuant to its terms, the note is due and payable in full in January 2007. The largest amount outstanding at any one time under this loan during fiscal year 2003 was $300,000, and the outstanding principal amount of the loan on January 8, 2004 was $200,000.

      Under the Cabot Loan Program (see note 1 to the Summary Compensation Table above), the Company made loans to certain of its employees in connection with their purchases of restricted Common Stock under the Company’s long-term incentive compensation programs in 2001, 2002 and 2003. Until 2002, such loans have been available to all recipients of restricted stock grants under these programs. Beginning with awards made under the 2002 long-term incentive compensation program, because of restrictions set forth in Section 402 of the Sarbanes-Oxley Act of 2002 (“SOx”), the Company’s executive officers are not eligible to participate in the Cabot Loan Program, although loans to the Company’s executive officers outstanding as of July 30, 2002 were grandfathered under SOx and, to the extent they were not otherwise due and payable to the Company, remain outstanding. The amounts listed opposite each executive officer’s name in the table below indicate (i) the largest amount outstanding at any one time during fiscal year 2003 pursuant to loans made under the Cabot Loan Program, and (ii) the aggregate amount outstanding as of September 30, 2003.

Loans to Executive Officers in Connection

with Long-Term Incentive Program

	Largest
	Amount
	Outstanding	Amount
	During	Outstanding at
	Fiscal Year	September 30,
Name Of Executive Officer	2003	2003

Brian A. Berube	$218,205	$94,140
William J. Brady	$512,575	$366,100
Kennett F. Burnes	$1,882,975	$1,150,600
Eduardo E. Cordeiro	$145,288	$104,600
Paul Gormisky	$257,038	$104,600
Thomas H. Odle	$0	$0
John A. Shaw	$315,600	$315,600

      On June 18, 2003, Mr. Berube sold 3,000 shares Company Common Stock to the Company at a price of $29.63 per share, the closing price of the Company’s Common Stock on that date. Similarly, on June 27, 2003, Mr. Cordeiro sold 3,000 shares of Company Common Stock to the Company at a price of $28.44 per share, the closing price of the Company’s Common Stock on that date.

      Under the Company’s equity incentive program, employees are permitted to satisfy any federal, state, Medicare and Social Security tax that may be due upon the vesting of shares of restricted stock by selling such vested Cabot stock back to the Company. The amounts listed opposite each executive officer’s name in the table below show the dollar value of Company Common Stock sold to the Company by such executive officer to satisfy his withholding tax obligations on shares of Cabot restricted stock, and on shares of Cabot Microelectronics Corporation restricted stock, that vested during fiscal year 2003:

$ Value of
Shares Sold to
Name Of Executive Officer	the Company

Brian A. Berube	$93,158
William J. Brady	$358,998
Kennett F. Burnes	$1,395,065
Eduardo E. Cordeiro	$105,771
Paul Gormisky	$103,936
Thomas H. Odle	$288,795
John A. Shaw	$26,773

Compliance with Section 16(a) of the Exchange Act

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Company’s Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with all Section 16(a) reports they file with the SEC.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to it and written representations that such reports accurately reflect all reportable transactions and holdings, during the 2003 fiscal year, all Section 16(a) reports applicable to its officers and directors were filed on a timely basis, except for a Form 4 filed by John A. Shaw, the Company’s Executive Vice President and Chief Financial Officer, reporting his sale of shares to the Company to satisfy withholding taxes due upon the vesting of a stock award, which was due on January 4, 2003 and filed on January 24, 2003.

Future Stockholder Proposals

      Any stockholder proposal intended for inclusion in the proxy statement for the 2005 Annual Meeting of Stockholders of the Company must be received by the Company at its offices at Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210-2019, by October 1, 2004 and should be sent to the attention of the Corporate Secretary. If a stockholder of the Company intends to present a proposal at the 2005 Annual Meeting of Stockholders of the Company without including it in the Company’s proxy statement, such stockholder must comply with the advance notice provisions of the Company’s By-Laws. Those provisions require that the Company receive the proposal at its offices at Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210-2019, attention Corporate Secretary, not earlier than December 12, 2004, and not later than January 11, 2005.

Annual Report on Form 10-K

      The Company is providing without charge, to each person from whom a proxy is solicited, a copy of the Company’s annual report on Form 10-K, including the financial statements and schedules, for fiscal year 2003. To request an additional copy of the Form 10-K, please write to Corporate Secretary, Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, MA 02210-2019.

Solicitation of Proxies

      The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, officers and other employees of the Company may solicit proxies personally, by telephone and by facsimile. The Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing. D.F. King & Co., Inc., New York, New York, has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $10,000.

Miscellaneous

      The management does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment unless otherwise specified in the proxy.

By order of the Board of Directors,

Jane A. Bell

Secretary

Boston, Massachusetts

January 28, 2004

Appendix A

AUDIT COMMITTEE CHARTER

Purpose

      The Audit Committee (the “Committee”) is appointed by the Board of Directors of Cabot Corporation (the “Company”) to (a) appoint and oversee the performance of the independent auditors, (b) assist the oversight of the Board with respect to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function; and (c) prepare an Audit Committee report as required by the rules of Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

Composition and Operation

      The Committee shall consist of not less than three members appointed by the Board. Members of the Committee shall each satisfy the independence and experience requirements of the New York Stock Exchange, the Securities Exchange Act of 1934, as amended, and any other applicable laws.

      The members of the Committee shall be appointed by the Board on the recommendation of the Governance and Nominating Committee and may be removed by the Board.

      The Committee shall meet as often, and establish such procedures for the calling and holding of meetings, as the members shall determine to be necessary and appropriate, all in accordance with the Company’s by-laws. Except as otherwise required by the Company’s by-laws or Certificate of Incorporation, a majority of the members of the Committee shall constitute a quorum for the transaction of business and the act of a majority of the members present at any meeting at which there is a quorum shall be the act of the Committee.

      The Committee shall make regular reports to the Board and all actions of the Committee shall be reported to the Board at the next regular meeting of the Board. Minutes of Committee meetings shall be kept and distributed to all Board members.

      The Committee shall meet at least quarterly with management (including the General Counsel), the internal auditors, and the independent auditors in separate executive sessions.

Responsibilities

      The Committee shall assist the Board in fulfilling its oversight responsibilities by accomplishing the following:

Financial Statement and Disclosure Matters

1.	Review and discuss the annual audited financial statements, including disclosures made in Management’s Discussion and Analysis, with management and the independent auditors, and make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

2.	Review and discuss with management and the independent auditors the Company’s quarterly financial statements prior to the filing of the Form 10-Q, including disclosures made in Management’s Discussion and Analysis and the results of the independent auditors’ review of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls over financial reporting and any special audit steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on (i) all critical accounting policies and practices to be used (ii) all alternative treatments (and the related disclosures) of financial information within generally accepted accounting principles (GAAP) that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (iii) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

6.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. This discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

7.	Discuss with the independent auditors the matters required to be discussed by American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards No. 61 (Communication with Audit Committees). In particular, discuss (a) the adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management, (b) the management letter provided by the independent auditor and the Company’s response to that letter, and (c) any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

8.	Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

9.	Resolve disagreements between management and the independent auditors pertaining to financial reporting.

Independent Auditor Matters

1.	Appoint annually, and if necessary, replace the independent auditors, which shall report directly to the Committee. Review the experience and qualifications of the senior members of the independent auditors’ team, including those of the lead partner.

2.	Approve, and discuss the scope and approach (including staffing) of, all auditing services (including comfort letters and statutory audits) and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors prior to the performance of such work, and approve any changes thereto.

3.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence, taking into account the opinions of management and the internal auditors.

4.	Ensure that neither the lead audit partner nor the reviewing audit partner perform audit services for the Company for more than five (5) consecutive fiscal years.

5.	Ensure that the independent auditors submit, at least annually, to the Committee a formal written statement delineating all relationships between the independent auditors and the Company, and actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors.

6.	Set policies for the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account during the preceding five-year period and ensure that no person employed by the independent auditors during the preceding one-year period and who participated in any capacity in the audit of the Company is hired as a chief executive officer, controller, chief financial officer, chief accounting officer, or any equivalent position for the Company.

7.	Discuss with the engagement partner of the independent auditors any significant matters relating to audit quality and consistency.

Internal Audit Matters

1.	Review the internal audit process for establishing the annual internal audit plan and the focus thereof.

2.	Discuss annually, with the input from the Director of Internal Audit, the budget, organizational structure, responsibilities, and qualifications of the internal audit staff.

3.	Discuss and approve the appointment, replacement, or dismissal of the Director of Internal Audit.

4.	Review and discuss significant issues or recommendations reported to management by the internal audit group and management’s responses to such issues or recommendations. Monitor actions taken by management to resolve such issues.

Internal Controls

1.	Discuss with the independent auditors and internal auditors (a) the adequacy and effectiveness of the Company’s internal controls over financial reporting, including computerized information systems controls and security, and consider any recommendations for improvement of such controls, and (b) any related significant findings and recommendations of the independent and internal auditors, and managements’ responses to such findings and recommendations.

Legal and Tax Matters

1.	Discuss the status of significant legal or tax matters that could have a material impact on the Company’s financial statements.

Compliance Matters

1.	Discuss with the independent auditor whether Section 10A(b) of the Securities Exchange Act of 1934, as amended, has been implicated.

2.	Discuss with management, the independent auditor and the internal auditor the Company’s compliance with applicable laws and regulations and any material reports, correspondence or inquiries from regulatory or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

3.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Global Ethics and Compliance Standards.

4.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

5.	Review any report of evidence of a “material violation” made to the Committee pursuant to the Office of General Counsel Policy — Compliance with SEC Attorney Conduct Rules by any of the Company’s in-house or outside attorneys and take all necessary or appropriate action in response thereto.

Risk Management

1.	Meet periodically with management to discuss the Company’s major risk exposures, the potential impact of such risks on financial reporting, and the steps taken to ensure appropriate processes are in place to identify, manage, and control financial and business risks associated with the Company’s business objectives.

2.	Discuss with management significant risk management failures, if any, and managements’ responses to such failures.

Miscellaneous

1.	The Committee shall prepare the report of the Committee required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

2.	The Committee shall perform and present to the Board an annual evaluation of its own performance.

3.	The Committee shall review and assess at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

4.	The Committee shall be assisted by appropriate corporate staffs, and in addition may obtain assistance from such other persons, who need not be employees of the Company, or organizations as it may deem appropriate, with the expenses incurred in their use to be paid by the Company. The foregoing authority includes the authority to retain special legal, accounting or other experts for advice, consultation or special investigation. The Committee may, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.

5.	The Committee shall exercise such other duties and responsibilities as may be assigned by the Board from time to time.

Limitation of Committee’s Role

      The function of the Committee is oversight. While the Committee has the responsibilities set forth in this charter, it is not the duty or responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. Unless he or she believes to the contrary (in which case, he or she will advise the Committee of such belief), each member of the Committee shall be entitled to assume and rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial, legal, safety, health and environment, and other information provided to the Committee by such persons or organizations.

Adopted by the Board of Directors on January 9, 2004.

SKU # 0928-PS-04

[0928 - CABOT CORPORATION] [FILE NAME: ZCAB72.ELX] [ZCBT3.LGO] [VERSION - (3)] [01/14/04] [orig. 01/08/04]

DETACH HERE ZCAB72

CABOT

PROXY

CABOT CORPORATION

Annual Meeting of Stockholders -- March 11, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian A. Berube, Jane A. Bell and Michaela Allbee, and each of them, proxies, with power of substitution, to vote the shares of stock of Cabot Corporation that the undersigned is entitled to vote, as specified on the reverse side of this card, and, if applicable, hereby directs the trustees of the employee benefit plans to vote the shares of stock of Cabot Corporation allocated to the account(s) of the undersigned or otherwise that the undersigned is entitled to vote pursuant to such employee benefit plans, at the Annual Meeting of Stockholders of Cabot Corporation to be held on March 11, 2004 at 4:00 p.m., EST, in the Amphitheater of the World Trade Center, 200 Seaport Boulevard, Boston, Massachusetts, and at any adjournment or postponement thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED "FOR" ALL NOMINEES IN PROPOSAL 1, AND IT AUTHORIZES THE ABOVE DESIGNATED PROXIES AND TRUSTEES, AS APPLICABLE, TO VOTE IN ACCORDANCE WITH THEIR JUDGMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

CABOT CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet		**Vote-by-Telephone**
Log on to the Internet and go to http://www.eproxyvote.com/cbt	**OR**	**Call toll-free 1-877-PRX-VOTE (1-877-779-8683)**

If you vote over the Internet or by telephone, please do not mail your card.

[0928 - CABOT CORPORATION] [FILE NAME: ZCAB71.ELX] [VERSION - (2)] [01/14/04] [orig. 01/08/04]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

ZCAB71

X **Please mark votes as in this example.**

0928

This proxy/voting instruction card will be voted "FOR" Item 1 if no choice is specified.

1. Election of Directors.
   Nominees for terms expiring in 2007:
   (01) Kennett F. Burnes, (02) John S. Clarkeson,
   (03) Roderick C.G. MacLeod and (04) Ronaldo H. Schmitz

   FOR ALL NOMINEES ☐ ☐ WITHHELD FROM ALL NOMINEES

   ☐ ______________________________
   For all nominees except as noted above

2. Transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Please date and sign as name is imprinted hereon, including designation as executor, trustee, etc. if applicable. A corporation must sign in its name by the president or other authorized officers. All co-owners must sign.

Signature: ______________________ Date: __________ Signature: ______________________ Date: __________

January 28, 2004

Dear Plan Participant:

      The Annual Meeting of Stockholders of Cabot Corporation will be held on March 11, 2004. The record date for determining stockholders entitled to vote at the meeting was January 12, 2004. Through your participation in the Cabot Corporation Retirement Savings Plan (“RSP”), the Cabot Corporation Long-Term Incentive Program, the Cabot UK Holdings Limited Inland Revenue Approved Employee Share Ownership Plan (“AESOP”), the Cabot Canada Ltd. Employee Stock Purchase Plan (“ESPP”) and/or the Cabot Oil & Gas Corporation Savings Investment Plan (“SIP”), you are the beneficial owner of Cabot Common Stock and/or Cabot Convertible Preferred Stock and have the right to instruct the Trustee of the Plan or Plans in which you participate how to vote your shares. You will be able to vote shares allocated to your accounts by following the instructions on the enclosed proxy card.

      The number of shares allocated to you appears on the enclosed proxy card. The number of shares represents, in the aggregate, shares of Cabot Common Stock held for your account in the plans identified above in which you are a participant and any shares you may hold in your name as a registered stockholder. If you are a participant in the RSP, the share number includes the shares of Common Stock issuable to you upon conversion of your Cabot Convertible Preferred Stock.

      I encourage you to exercise your right to vote these shares by completing the enclosed proxy card instructing the Trustees as to your wishes. Your vote is important for two reasons. When you vote your shares, you participate directly in the affairs of the Company equally with all other stockholders. In addition, if you hold shares in the RSP, your vote tells the Trustees of the RSP how to vote (i) those shares for which no instructions are received from other RSP participants and (ii) those shares that have not yet been allocated to participants’ accounts.

      The Trustees of each Plan will have the voting instructions of each participant in the Plans tabulated and will vote the shares of the participants by submitting a final proxy card representing each Plan’s shares for inclusion in the tally at the Annual Meeting. Your individual vote will not be disclosed to anyone in the Company.

      To vote your shares, please read the Notice of Meeting and Proxy Statement carefully, mark and sign the enclosed proxy card, and return it to the Company’s transfer agent, EquiServe, before March 8, 2004 in the enclosed postage-paid envelope. If you prefer, you may vote your shares via telephone or the Internet, as explained on the proxy card, until midnight on March 8, 2004.

Sincerely,

KENNETT F. BURNES Chairman of the Board, President and Chief Executive Officer

SKU #0928-EBP-04